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                                                                     EXHIBIT 4.6

              CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
                                   PREFERENCES
                                     OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                       BOUNDLESS MOTOR SPORTS RACING, INC.

      The undersigned, the Chief Executive Officer of Boundless Motor Sports Racing, Inc., a Colorado corporation (the "Company"), in accordance with the provisions of the Colorado Business Corporation Act, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of Series C Convertible Preferred Stock, was duly adopted on February 18, 2005:

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the "Articles of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $.01 per share, of the Company authorized in Article IV of the Articles of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series C Convertible Preferred Stock," consisting of Two Thousand Five Hundred (2,500) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

      1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"). The maximum number of shares of Series C Preferred Stock shall be Two Thousand Five Hundred (2,500) shares. The Series C Preferred Stock shall rank pari passu with shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and shall rank senior to the Company's common stock, par value $.0001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series C Preferred Stock ("Junior Stock"). The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

      2. Dividends. The holders of record of shares of Series C Preferred Stock shall not be entitled to receive any dividends.

      3.    Voting Rights.

            (a) Class Voting Rights. The Series C Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series C Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy,

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either in writing or at a meeting, in which the holders of the Series C
Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series C Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; or (iii) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

            (b) General Voting Rights. Except with respect to transactions upon which the Series C Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Colorado law, the Series C Preferred Stock shall have no voting rights. The Common Stock into which the Series C Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

      4.    Liquidation Preference.

            (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $2,500 per share (the "Liquidation Preference Amount") of the Series C Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series C Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock and the other classes of stock on a parity with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this
Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series C Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any

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accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series C Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

            (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series C Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

            (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

      5. Conversion. The holder of Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

            (a) Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series C Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Conversion") all or any portion of the shares of Series C Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series C Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series C Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series C Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

            (b) Mechanics of Conversion. The Conversion of Series C Preferred Stock shall be conducted in the following manner:

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                  (i)   Holder's Delivery Requirements. To convert Series C
Preferred Stock into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as
Exhibit I (the "Conversion Notice"), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than three (3) business days after such date the original certificates representing the shares of Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

                  (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day), issue and deliver to the Depository Trust Company ("DTC") account on the Holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder's behalf via DWAC if such conversion is in connection with a sale and such holder has complied with the applicable prospectus delivery requirements. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series C Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock not converted.

                  (iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no

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later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

                  (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                  (v) Company's Failure to Timely Convert. If within three (3) business days of the Company's receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the "Share Delivery Period") the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series C Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder and under the Series C Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") among the Company and the initial holders of the Series C Preferred Stock (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the closing bid price of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this
Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

            (c)   Intentionally Omitted.

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            (d)   Conversion Price.

                  (i) The term "Conversion Price" shall mean $2.50 per share, subject to adjustment under Section 5(e) hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $2.50 per share except if it is adjusted pursuant to Section 5(e)(i).

                  (ii) Notwithstanding the foregoing to the contrary, if during any period (a "Black-out Period"), a holder of Series C Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Series C Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement or because the Company has otherwise informed such holder of Series C Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series C Preferred Stock or due to the Company exercising its rights under Section 3(n) of the Registration Rights Agreement (as defined in the Purchase Agreement)), such holder of Series C Preferred Stock shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such holder of Series C Preferred Stock that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) trading days thereafter.

            (e)   Adjustments of Conversion Price.

                  (i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this
Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

                  (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                        (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

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                        (2)   the denominator of which shall be the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  (iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series C Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series C Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

                  (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of

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Series C Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                  (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series C Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series C Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                  (vi) Adjustments for Issuance of Additional Shares of Common Stock.

                  (A) In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (the "Additional Shares of Common Stock"), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

                  (1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

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                  (2)   the denominator of which shall be equal to the number of
shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

No adjustment of the number of shares of Common Stock shall be made under paragraph (A) of Section 5(e)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(vii).

                  (vii) Issuance of Common Stock Equivalents. If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Series C Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price then in effect shall be adjusted pursuant to Section (5)(e)(vi) above assuming that all Additional Shares of Common Stock have been issued pursuant to the Convertible Securities or Common Stock Equivalents for a purchase price equal to the Aggregate Per Common Share Price. No adjustment of the Conversion Price shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefore, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection
(vii). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

                  (viii) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series C Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

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                        (1)   in connection with any merger or consolidation in
which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                        (2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

                  (ix) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

                  (x) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) the Company's issuance of any Additional Shares of Common Stock and warrants therefore in connection with a merger, acquisition or consolidation of the Company, (ii) the Company's issuance of Additional Shares of Common Stock pursuant to a bona fide firm underwritten public offering of the Company's securities, (iii) any issuances of warrants issued pursuant to the Purchase Agreement or the Series B Convertible Preferred Stock Purchase

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Agreement, (iv) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof or issued pursuant to the Purchase Agreement or the Series B Convertible Preferred Stock Purchase Agreement, (v) any warrants issued to the placement agent for the transactions contemplated by the Purchase Agreement or the Series B Convertible Preferred Stock Purchase Agreement or in connection with other financial services rendered to the Company, (vi) the payment of any dividends on the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock of the Company, (vii) the Company's issuance of Additional Shares of Common Stock in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (viii) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company's stock option plans and employee stock purchase plans outstanding on the date hereof,
(ix) any shares of Common Stock issued by the Company to Paul Kruger to satisfy any obligations of the Company which have been satisfied by Paul Kruger's transfer of his currently outstanding shares of Common Stock so long as such issuances by the Company to Paul Kruger does not exceed the number of shares of Common Stock surrendered by Paul Kruger to satisfy such obligations of the Company, (x) the issuance of up to $2,000,000 of Series B Convertible Preferred Stock of the Company to strategic investors on the same terms and conditions of the Series B Convertible Preferred Stock Purchase Agreement dated as of the date hereof to be consummated no later than March 20, 2005, and (xi) the issuance of up to $1,000,000 of shares of the Company's Series A Convertible Preferred Stock and warrants to Boundless Investments, L.L.C. in exchange for cancellation of $1,000,000 of principal amount of a promissory note issued on July 30, 2004.

            (f) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series C Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series C Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the Liquidation Preference Amount of the Series C Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

            (g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this
Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and

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furnish to each holder of such Series C Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series C Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

            (h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            (i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series C Preferred Stock at least twenty
(20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock,
(II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

            (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading immediately preceding the Conversion Date.

            (k) Reservation of Common Stock. The Company shall, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series C Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series C Preferred Stock based on the number of shares of Series C Preferred Stock held by each holder of record at the time of issuance of the Series C Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series C Preferred Stock shall be allocated to the remaining holders of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such holder.

            (l) Retirement of Series C Preferred Stock. Conversion of Series C Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series C Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

            (m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series C Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

      6. No Preemptive or Redemption Rights. Except as provided in Section 5 hereof and in the Purchase Agreement, no holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable. Neither the Company nor the holder has the right to have the Company redeem the Series C Preferred Stock.

      7.    Conversion Restrictions.

            (a) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series C Preferred Stock convert

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

shares of the Series C Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.9% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the "Waiver Notice") that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in the Waiver Notice.

            (b) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series C Preferred Stock convert shares of the Series C Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive Section 7(b) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in the Waiver Notice.

      8.    Inability to Fully Convert.

            (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company
(x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series C Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice, and pursuant to Section 5(b)(ii) above, and with respect to the unconverted Series C Preferred Stock (the "Unconverted Preferred Stock") the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder's Conversion Notice as to the number of shares of Common Stock the

Company is unable to issue (the "Unissued Shares of Common Stock") and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

            (b) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Series C Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate
(i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice and (ii) the number of shares of Series C Preferred Stock which cannot be converted.

            (c) Pro-rata Conversion. In the event the Company receives a Conversion Notice from more than one holder of Series C Preferred Stock on the same day and the Company can convert some, but not all, of the Series C Preferred Stock pursuant to this Section 9, the Company shall convert from each holder of Series C Preferred Stock electing to have Series C Preferred Stock converted at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series C Preferred Stock held by such holder relative to the number shares of Series C Preferred Stock outstanding) of all shares of Series C Preferred Stock being converted at such time.

      9. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, shall be required (a) for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock or (b) for the issuance of shares of Series C Preferred Stock other than pursuant to the Purchase Agreement.

      10. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Common Stock.

      11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      12. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series C Preferred Stock and shall not be construed against any person as the drafter hereof.

      13. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 18th day of February, 2005.

                         BOUNDLESS MOTOR SPORTS RACING, INC.

                         By: /s/ Brian Carter
                             Name: Brian Carter
                             Title:   Chief Financial Officer and Vice President

                                                                       EXHIBIT I

                       BOUNDLESS MOTOR SPORTS RACING, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series C Preferred Stock of Boundless Motor Sports Racing, Inc. (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $.01 per share (the "Preferred Shares"), of Boundless Motor Sports Racing, Inc., a Colorado corporation (the "Company"), indicated below into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

      Date of Conversion:            ___________________________________________

      Number of Preferred Shares to be converted:__________

      Stock certificate no(s). of Preferred Shares to be converted:__________

      The Common Stock have been sold pursuant to the Registration Statement (as
defined in the Purchase Agreement): YES ____    NO____

Please confirm the following information:

      Conversion Price:              ___________________________________________

      Number of shares of Common Stock
      to be issued:                  ___________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:___________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

      Issue to:                      ___________________________________________
                                     ___________________________________________

      Facsimile Number:              ___________________________________________

      Authorization:                 ___________________________________________
                                     By:________________________________________
                                     Title: ____________________________________

      Dated:

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